                                                                    EXHIBIT 10.c

Execution Version

                                SECOND AMENDMENT
                                       TO
                              MANAGEMENT AGREEMENT

          This Amendment ("Amendment") is effective as of the 13th day of January, 1997 ("Amendment Date") by FAIRFIELD INN BY MARRIOTT LIMITED PARTNERSHIP ("Owner"), a Delaware limited partnership, with a mailing address at 10400 Fernwood Road, Bethesda, Maryland 20817 and FAIRFIELD FMC CORPORATION ("Manager") a Delaware corporation, with a mailing address at 10400 Fernwood Road, Bethesda, Maryland 20817.

          WHEREAS, Owner and Manager have entered into that certain Management Agreement dated as of November 17, 1989, as amended by the First Amendment to Management Agreement dated July 31, 1990 (as amended, the "Management Agreement") for the operation and management of the Inns;

          WHEREAS, Owner has entered into a Loan Agreement of even date herewith with Nomura Asset Capital Corporation ("NACC") to refinance the Permanent Loan; and

          WHEREAS, the parties desire to modify the Management Agreement in connection with such refinancing.

          NOW, THEREFORE, the parties agree to amend the Management Agreement as follows:

1.       Section 1.01, "Definition of Terms," is amended as follows:

     a.  The following definitions are added:

               "Cash Management Procedures" shall mean the procedures set forth
                --------------------------
               in the exhibit entitled "Cash Management Procedures", which is an exhibit to that certain Modification, Subordination and Non-Disturbance Agreement, Estoppel, Assignment and Consent Among Manager, Owner, and NACC dated as of the Amendment Date.

               "Computer Lease" shall mean a lease or other agreement under
                --------------
               which computer equipment located in one or more Inns is leased to Owner or to Manager, as agent for Owner (including the license, if any, of operating software therefor).

               "Debt Service Reserve Account" shall have the meaning ascribed to
                ----------------------------
               it in the Cash Management Procedures.

               "Equipment Leases" shall mean all or any FF&E Leases, Telephone
                ----------------
               Leases, Computer Leases, TV System Leases and leases of motor vehicles used primarily for transporting Inn guests.

               "FF&E Lease" shall mean a lease of any FF&E located in one or
                ----------
               more Inns other than a TV System Lease, a Telephone Lease, a Computer Lease, or a lease of a motor vehicle used primarily for transporting Inn guests.

               "FF&E Replacements" shall mean the items described in Sections
                -----------------
               8.02 A 1 and 2."
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               "Manager" shall mean Management Company.
                --------

               "Manager Loans" shall have the meaning ascribed to it in Section
                -------------
               5.06 (which is added to this Management Agreement by this Amendment.)

               "Servicer" shall have the meaning ascribed to it in the Cash
                --------
               Management Procedures.

               "Telephone Lease" means any lease of the telephones and/or other
                ---------------
               telecommunication systems and equipment located in an Inn.

               "TV System Lease" means a lease or other agreement under which
                ---------------
               equipment (excluding television sets) for the transmission into Inn rooms or televised programming is leased or otherwise provided, regardless of whether such lease or other agreement contains a right or option to purchase such equipment.

     b. The definition of "Development Inns" is amended in its entirety to read as follows:

               "Development Inns" shall mean those Inns that were under
                ----------------
               development by Marriott as of the Effective Date of the Management Agreement and which have been subsequently acquired by Owner. As of the Amendment Date, there are no Inns that are under development to be acquired by Owner as part of the Management Agreement.

     c. The definition of "Lender" is amended in its entirety to read as follows:

               "Lender" shall mean Nomura Asset Capital Corporation, its
                ------
               successors and assigns.

     d. The definitions of "Limited Debt Service Guarantee" and "Limited Debt Service Guarantee Advance" are deleted, and any references to those terms shall be of no force or effect.

     e. The definition of "Marriott" is amended in its entirety to read as follows:

               "Marriott" shall mean Marriott International, Inc., a Delaware
                --------
               corporation, the corporate parent of Manager.

     f. The definition of "Permanent Loan," is amended in its entirety to read as follows:

               "Permanent Loan" shall mean the first mortgage indebtedness
                --------------
               secured by the Inns to be provided to Owner by Lender pursuant to a Loan Agreement dated as of the Amendment Date, secured by mortgages dated as of the Amendment Date in an initial amount not to exceed the principal amount of One Hundred Sixty Five Million Four Hundred Thousand Dollars ($165,400,000).

     g. The definition of "Qualified Debt" is amended to delete the following phrase in clause (ii): "any remaining unpaid Ground Rent under Section 4.02(d) of the Ground Leases."

     h. The definition of "Qualifying Debt Service" is amended by inserting the following at the end thereof:

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               Upon the Termination of this Agreement with respect to a given
               Inn or Inns (whether in connection with a Sale of the Inn or Inns, or pursuant to other applicable provisions of this Agreement), Qualifying Debt Service shall be reduced by interest and principal on any (or any portion of any) Additional Inn Investment Loans attributable to such Inn or Inns.

     i. The definition of "Stipulated Debt Service" is amended in its entirety to read as follows:

               "Stipulated Debt Service" shall mean Seventeen Million Ninety
                -----------------------
               Nine Thousand One Hundred Forty One Dollars and Twenty Eight Cents ($17,099,141.28).

2.        Section 4.01, "Term," is amended as follows:

     a. In the first sentence, "December 31, 2009" is replaced with "December 31, 2019."

     b. In the third sentence, "for each of five (5) successive periods" is replaced with "for each of four (4) successive periods".

3.        Section 5.02, "Incentive Management Fees," is amended as follows:

     a.   Paragraph B is amended to add the following at the end thereof:

               less the amount of any outstanding Manager Loans, which amount shall be paid to Manager for repayment of such loans out of the amount otherwise being retained by Owner pursuant to this paragraph B.

     b.   Paragraph D is amended to add the following at the end thereof:

               , provided that such additional amounts shall not include an adjustment relating to the number of days in the Fiscal Year.

4. Section 5.03, "Application of Capital Proceeds," is amended by inserting the following at the end of the first sentence:

               ; provided, however, that any such amounts retained by Owner pursuant to this Section 5.03 shall be less the amount of any outstanding Manager Loans, which amount shall be paid by Owner to Manager out of the amount otherwise being retained by Owner pursuant to this Section.

5. Section 5.05, "Accounting and Interim Payment," Paragraph B, is amended as follows:

     a. The following is inserted at the end of the first sentence: ", taking into account the provisions of Section 8.02 B regarding any `Excess Amounts'(as that term is defined therein)."

     b. The following is inserted at the end of the second sentence: "and which shall include an accounting with respect to any `Excess Amounts' under Section 8.02 B (as that term is defined therein)."

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6.  A new Section 5.06 is added as follows:

               5.06 Manager Loans.
                    -------------

               Manager shall have the right, but not the obligation, at any time and from time to time, to advance funds reasonably needed for additional Working Capital and to fund any shortfalls in the Debt Service Reserve Account in an amount which when added to the outstanding balance of previous such advances shall not exceed the average amount of the Deductions for each Accounting Period during the preceding full thirteen (13) Accounting Periods. Any such advances shall be deemed a loan by Manager to Owner in such amount (each, a "Manager Loan"), shall bear interest at one percent (1%) above the Prime Rate, and shall be repayable by Owner out of Operating Profit in the priority set forth in
               Section 5.02, and Capital Proceeds in the priority set forth in
               Section 5.03, and as required by Section 19.02 I, or out of other funds available to Owner. Owner shall evidence any such loan by executing a promissory note payable to Manager in the principal amount of each such loan and bearing interest as aforesaid. Each such note shall be payable upon the earlier of (i) ten (10) years from the date of such advance, or (ii) the sale of substantially all of the Inns; and, during the term of this Agreement, shall be payable out of Operating Profit, Capital Proceeds, and as required by Section 19.02 I.

7. Section 7.01, "Working Capital and Inventories" is amended by deleting the third sentence through the end of the provision, and replacing it with the following:

               Owner shall from time to time after the Amendment Date advance within fifteen (15) days after receipt of Manager's written request any additional funds necessary to maintain Working Capital and Inventories at levels reasonably determined by Manager to be necessary to satisfy the needs of each Inn as its operations may from time to time require. In the event Owner fails to advance additional Working Capital within said fifteen
               (15) day period, Manager may, in addition to any other rights or remedies available to it at law or in equity: (i) retain or be paid the required amounts from any portion of Operating Profit otherwise to be retained by or be paid to Owner (consistent with the Cash Management Procedures, if applicable), (ii) make a Manager Loan to Owner in accordance with Section 5.06, or (iii) terminate this Agreement upon not less than thirty (30) days written notice to Owner. With the exception of the outstanding balance of all Working Capital advances made as Manager Loans, funds for Working Capital and Inventories advanced by Owner shall remain the property of Owner throughout the term of this Agreement. Upon Termination, Manager shall return to Owner any unused Working Capital and Inventories except for Inventories purchased by Manager pursuant to Section 10.02, and except for the outstanding balance of all Working Capital advances by Manager made as Manager Loans.

8.        Section 8.02, "FF&E Reserve," is amended as follows:

     a. Paragraph B is amended by replacing "Section 5.06A" with "Section 5.05A" in the fourth line on page 49.

     b. Paragraph B is further amended by deleting the clause following the last semicolon in the first sentence (which clause begins with the words "and commencing with the

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          Fiscal Year 1994" on the third-to-the-last line of page 48), and replacing it with the following:

               during Fiscal Years 1994, 1995 and 1996, Management Company shall transfer into the FF&E Reserve an amount equal to six percent (6%) of Gross Revenues from the Inns for such Fiscal Year. Commencing with the Fiscal Year 1997, and for all Fiscal Years thereafter, Management Company shall transfer into the FF&E Reserve an amount equal to seven percent (7%) of Gross Revenues from the Inns for each of such Fiscal Years, subject to the following:

               (i) if Management Company determines that seven percent (7%) of Gross Revenues exceeds the amounts necessary for making FF&E Replacements under Section 8.02 for the then-current Fiscal Year or subsequent Fiscal Years, and the amounts transferred into the FF&E Reserve are not adjusted under
                     Section 8.02 E, then such excess amount, up to a maximum of one percent (1%) of Gross Revenues, shall be deemed the "Excess Amount", and Management Company shall so notify Owner as part of the FF&E Replacement Estimate described in
                     Section 8.02 D;

               (ii) Excess Amounts shall not be a Deduction for purposes of calculating or paying Incentive Management Fees under
                     Article V, and shall be available for the purpose of funding Owner-approved expenditures under Section 8.03; and

               (iii) if Excess Amounts (including any Excess Amounts from prior
                     Fiscal Years that were not used for Owner-approved expenditures under Section 8.03) are actually used for FF&E Replacements under Section 8.02, then such Excess Amounts shall be deemed a Deduction for purposes of calculating and paying Incentive Management Fees under Article V, and any necessary adjustments shall be made promptly thereafter (but in any event not later than the annual accounting described in Section 5.05 B).

     c.   Paragraph C is amended by inserting the following at the end thereof:

               Manager, in its reasonable discretion, and subject to the exceptions stated below, shall decide whether to purchase or lease any FF&E Replacements or motor vehicles used in transporting Inn guests. If Manager enters into any lease of FF&E Replacements or motor vehicles used in transporting Inn guests, it shall do so on Owner's behalf and as Owner's agent; or, upon Manager's recommendation and request, Owner shall directly enter into such leases. Notwithstanding the foregoing, Manager shall not and shall not require Owner to enter into any lease other than: (i) Telephone Leases, (ii) Computer Leases, (iii) TV System Leases, (iv) FF&E Leases, and (v) leases of motor vehicles used in transporting Inn guests. With respect to FF&E Leases only, Manager shall be required to obtain Owner's prior written approval before entering into or requesting that Owner enter into any FF&E Lease, if (a) the fair market value of the FF&E with respect to all FF&E Leases relating to each Inn (including those being entered into) would exceed at any time Fifty Thousand Dollars ($50,000) (as increased each Fiscal Year after Fiscal Year 1997 by the CPI Percentage) in respect of such Inn, (b) the FF&E to be covered by such FF&E Lease is FF&E that is not customarily leased in

                                       5
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               the hotel industry in the United States, or (c) such FF&E Lease is on payment terms (including the amounts and schedule of payments) that would be materially more favorable to the lessor thereof than payment terms customary in the hotel industry in the United States for similar leases. With respect to TV System Leases only, Manager shall be required to obtain Owner's prior written approval before entering into or requesting the Owner enter into any TV System Lease, if (a) the equipment to be covered by such TV System Lease is not customarily leased in the hotel industry in the United States or (b) such TV System Lease is on payment terms (including the amounts and schedule of payments) that would be materially more favorable to the lessor thereof than payment terms customary in the hotel industry in the United States for similar leases. In cases described in the preceding two sentences, Owner's approval shall not be unreasonably withheld; provided, however, that the failure of any Lender to approve such leasing proposal shall justify Owner in withholding its approval. Payments under the leases described in this paragraph shall be made from the FF&E Reserve to the extent so provided in paragraph G of this Section 8.02.

     d.   Paragraph E is amended by inserting the following at the end thereof:

               If Owner agrees to obtain outside financing or provide additional funding as described in Subsection 2 or 3 above but fails to deposit such funds into the FF&E Reserve within sixty (60) days after such agreement, then, in addition to any other remedies to which it is entitled, Manager shall be entitled to (i) notify Owner that it will terminate this Agreement as to those Inns for which funds were not deposited as of a date three (3) months after the date of Manager's notice, or (ii) continue to manage the Inn or Inns without making such alterations, improvements, renewals, or replacements.

     e.   Paragraph F is amended in its entirety to read as follows:

            F. Upon Termination of this Agreement with respect to any one or more of the Inns, whether pursuant to Section 8.02 E above or pursuant to other provisions of this Agreement, that portion of the FF&E Reserve properly allocable to said Inn or Inns shall be released from the FF&E Reserve and paid to Owner unless Manager will continue operating some or all of the Inns being terminated from this Management Agreement, in which case Manager shall transfer all amounts held in the Reserve properly allocable to the Inns that Manager will continue operating to one or more new accounts for the benefit of the new owner or owners of such Inns.

9. Section 8.03, "Building Alterations, Improvements, Renewals, and Replacements," is amended as follows:

     a. Paragraph B is amended by inserting the following before the last sentence:

               If Owner approves the Building Estimate but fails to deliver funds required by such Building Estimate on the later of sixty
               (60) days after (A) such approval or (B) such later date Owner's receipt of a request by Manager for the delivery of funds, then Manager may, at its option and in addition to any other remedies available to it, (i) notify Owner that it will terminate this Agreement as to those Inns for which funds were not deposited as of a date three (3) months after the date of Manager's notice,
               (ii) use funds from the FF&E Reserve to pay for the expenditures in the approved Building

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               Estimate, or (iii) continue to manage the Inn or Inns without making such alterations, improvements, renewals or replacements.

     b.   A new Paragraph C is added as follows:

            C. From time to time Manager may, at Owner's request and with Manager's prior consent (which may be withheld in Manager's sole discretion), use funds in the FF&E Reserve for the purpose of funding Owner-approved expenditures under this Section 8.03, it being understood and agreed that, except for Excess Amounts under
            Section 8.02 B (ii), such funds shall be repaid into the FF&E Reserve out of Owner's funds (and not as a Deduction) at such time as Manager shall request.

10. Section 12.05, "Loan Agreement Insurance Provisions," is amended by inserting "A." at the beginning thereof, and adding a new paragraph B as follows:

            B. "Manager's Insurance Program" shall mean Manager's insurance program in effect with respect to other similar inns that Manager or Marriott Affiliates own, lease or manage under the Fairfield Inn name in the United States. Section 12.05 A was agreed to in the context of the loan agreement entered into by Owner and Sumitomo Trust & Banking Co., Ltd., New York Branch, that was in effect prior to the Amendment Effective Date. The Loan Agreement entered into by Owner and Lender as of the Amendment Date contains insurance provisions that in some instances require more extensive insurance coverage than that which Manager's Insurance Program was required to have in effect as of the Amendment Effective Date. Manager has not provided its consent under Section 12.05 A to the extent the Loan Agreement would require changes in Manager's Insurance Program relating to: (i) earthquake insurance coverage; (ii) the qualifications or eligibility of the insurers that are normally part of Manager's Insurance Program; or (iii) the use of insurers at a cost higher than that which Manager would normally have incurred under Manager's Insurance Program. Accordingly, the parties understand and agree that, notwithstanding the definition of "Loan Agreement" in Section 1.01, as amended by the Second Amendment to Management Agreement, the provision contained in the first sentence of Section 12.05 A shall not apply with respect to any such provisions in the Loan Agreement with Lender.

11. Section 19.02, "Effect of Sale or Refinancing of an Inn," is amended as follows:

     a.   Paragraph C is amended in its entirety to read as follows:

               That portion of the FF&E Reserve maintained pursuant to Section
               8.02 hereof that is properly allocable to the Inns being so sold, leased or refinanced shall be transferred to a new account for the benefit of the purchaser of such Inn.

     b.   Paragraph D is amended in its entirety to read as follows:

               Qualifying Debt Service, Owner's Priority Return, Owner's Contributed Capital, Owner's 12% Priority and Capital Return, Owner's Net Contributed Capital (and the 12% return component of Owner's 12% Priority and Capital Return), the Operating Profit Objective, Owner' s Net Cash Flow and the amounts set forth in
               Section 5.01 D, and the amount set forth in Section 4.02

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               A (i) shall be reduced by the percentage thereof allocable to such IM set forth in Exhibit "B".

     c.   A new Paragraph I is added as follows:

            I. Owner shall pay Manager an amount equal to a portion of the outstanding balance of all Manager Loans determined by multiplying the total outstanding balance of all Manager Loans by a fraction, the numerator of which is the amount of Operating Profit attributable to the Inn being sold for the immediately preceding full Fiscal Year, and the denominator of which is the amount of Operating Profit from all Inns for the immediately preceding full Fiscal Year.

12.  A new Section 20.12, "Confidentiality," is added as follows:

            20.12 Confidentiality
                  ---------------

            The parties agree that matters set forth in and all information, budgets and reports generated as a result of this Agreement are strictly confidential and each party will make every effort to ensure that the information is not disclosed to any outside person or entities (including the press), other than such parties' lenders, equity holders, bona fide prospective investors or purchasers, and their respective accountants, counsel and other consultants or advisors, and other than the holders of any securities to be issued by Owner or by any lender pursuant to a securitization of the notes evidencing the obligation of Owner (so long as all such information sent to such holders is marked with a confidentiality notice that refers to the provisions of this Section 20.11 and directs such holders to comply with the provisions hereof reasonably acceptable to Manager), without the written consent of the other party except as may be reasonably necessary (i) to obtain licenses, permits and other public approvals necessary for the refurbishment or operation of any Inn (ii) in connection with Owner's financing of any Inn or any sale of any Inn (subject to the limitations above with respect to a securitization), (iii) in connection with a sale of a controlling interest in Owner, Manager, or Marriott, (iv) in connection with an audit or other investigation conducted pursuant to this Agreement or the Owner's or Manager's interest in any Inn,
            (v) in connection with a foreclosure sale on Owner's interest in any Inn, or (vi) as required by any law, rule, regulation or judicial process, or by any regulatory or supervisory authority having jurisdiction over the parties or their Affiliates.

13.  A new Section 20.13 is added as follows:

            20.13  Offerings
                   ---------

            No reference to Manager, Marriott, or to any Marriott Affiliate will be made in any prospectus, private placement memorandum, offering circular or offering documentation related thereto (herein collectively referred to as the "Prospectus"), issued by Owner or one of its affiliates or lenders, which is designed to interest potential investors (debt or equity) in one or more or all of the Inns, or securities secured by the Inns, unless Manager has previously received a copy of all such references. However, regardless of whether Manager does or does not so receive a copy of all such references, neither Manager, Marriott, nor any Marriott Affiliate will be deemed an issuer or obligor or guarantor in respect of any securities described in the Prospectus, nor will it have any responsibility for the Prospectus, and Owner will not issue or approve any

            Prospectus that does not so state. Unless Manager agrees in advance, the Prospectus will not include: (i) any proprietary marks of Manager, Marriott, or any Marriott Affiliate; or (ii) except as required by applicable securities laws, the text of this Agreement. Owner shall be entitled, however, to include in the Prospectus an accurate summary of this Agreement. With respect to any offering not registered under any federal or state securities law, if there are no legal requirements pursuant to which such information must be publicly disclosed, appropriate measures shall be taken to ensure that entities or individuals receiving such Prospectus shall acknowledge the confidentiality of such information. Owner shall indemnify, defend and hold Manager, Marriott, and all Marriott Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all loss, costs, liability and damage (including reasonable attorneys' fees and expenses, and the cost of litigation related thereto) arising out of any Prospectus or the offering described therein for which Owner or any of its affiliates is an issuer or sponsor. Owner shall, prior to distribution of any Prospectus by any of its lenders, use commercially reasonable best efforts to obtain such an indemnification for the benefit of Manager, Marriott, and all Marriott Affiliates from such lender.

14. A new Exhibit "B", attached hereto and incorporated by reference herein, is added to the Management Agreement.

15. All other terms of the Management Agreement shall remain in full force and effect.

16. Any term capitalized in this Amendment and not defined herein shall have the meaning given to it in the Management Agreement.

                  [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first written above.

WITNESS:                      OWNER:


                              FAIRFIELD INN BY MARRIOTT LIMITED PARTNERSHIP ("Owner")

                              By:     MARRIOTT FIBM ONE
                                      CORPORATION, a Delaware
                                      Corporation,
                                      General Partner

/s/ David E. Reichmann                By:
----------------------                   -----------------------------------
                                         Vice President

Name:  David E. Reichmann


WITNESS:                      MANAGER:

                              FAIRFIELD FMC CORPORATION
                              ("Manager")
/s/ Alex Joel
--------------------------

Name:  Alex Joel                      By:    /s/ Raymond G. Murphy
                                         ------------------------------
                                             Raymond G. Murphy
                                             Vice President


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